CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Davis New York Venture Fund, Inc.:

We consent to the use of our reports dated December 19, 2014, with respect to the financial statements and financial highlights of Davis Global Fund and Davis International Fund (each a series of Davis New York Venture Fund, Inc.), incorporated by reference herein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

KPMG LLP

Denver, Colorado
February 25, 2015